Exhibit 99.1

FROM:
Newtek Business Services, Inc.
http://www.thesba.com
Investor Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com
Contact: Brett Maas
Telephone: (646) 536-7331 / brett@haydenir.com
Public Relations
Contact: Simrita Singh
Telephone: (212) 356-9566 / ssingh@thesba.com

FOR IMMEDIATE RELEASE

Newtek Enters Into $20 Million Credit Agreement With Capital One, N.A.

Newtek Refinances Existing Mezzanine Debt at a Lower Cost of Interest

NEW YORK – July 1, 2014 – Newtek Business Services, Inc. NASDAQ: NEWT, The Small Business Authority®, announced today that it has entered into a $20 million credit agreement with Capital One, N.A., which consists of a $10 million term loan and a $10 million revolving credit facility. This is in addition to the current $27 million financing line from Capital One, N.A. which Newtek uses exclusively for its small business lending business and brings the Company’s total financing through Capital One, N.A. to $47 million.

The term loan, which will be fully amortized over four years, will be used to refinance the Company’s existing $10 million of mezzanine debt from a group of investors led by Summit Partners Credit Advisors, L.P. Due to the extinguishment of the mezzanine debt, the Company will incur a one-time non-cash charge of approximately $1.9 million, which represents the total of remaining deferred financing costs attributable to the Summit debt and the remaining unamortized debt discount. The refinance of the mezzanine debt will reduce the Company’s cash interest expense by more than $1.0 million annually, for a total of approximately $4.2 million over the remaining term of the retired Summit loan. The additional $10 million revolving credit facility will be used by the Company for general corporate purposes.

Barry Sloane, Newtek’s Chairman, President and Chief Executive Officer said. “We are extremely pleased to enter into this new agreement, expanding our existing relationship with Capital One, N.A. as well as reducing our overall cost of capital. That said, we are also grateful for the capital that Summit provided to us in April 2012, which played an integral role in the Company’s growth. Specifically, it significantly contributed to the 83% growth in our lending platform from $97.1 million in loan originations in 2011 to $177.9 million in loan originations in 2013. Furthermore, it enabled us to increase our consolidated pretax income practically fivefold from $2.0 million in 2011 to $11.1 million in 2013. In 2014, we anticipate continuing this upward trajectory of growth in both loan originations and pretax income.”

Mr. Sloane continued, “Supported by our strong top- and bottom-line growth, we have been able to significantly reduce our cost of capital with this new credit agreement with Capital One, N.A. and expect to benefit from a substantial reduction in interest expense of over 1000 basis points annually. This clearly benefits Newtek and its shareholders through the reduction of both cash and non-cash interest expense. Our new credit agreement coupled with the other plans the Company is considering, will together materially reduce our cost of equity and debt capital and allow us to continue our significant growth as a brand and economic force in the small business market.”

About Newtek Business Services, Inc.

Newtek Business Services, Inc., The Small Business Authority®, is the Authority for the small- and medium-sized business (SMB) market providing a wide range of business services and financial products under the Newtek® brand. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 business accounts across all 50 States to help them grow their sales, control their expenses and reduce their risk.

Newtek’s products and services include: The Newtek Advantage™, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Business Lending, Insurance Services, Web Services, Data Backup, Storage and Retrieval, Accounts Receivable Financing, Payroll.

The Small Business Authority® is a registered trade mark of Newtek Business Services, Inc., and neither are a part of or endorsed by the U.S. Small Business Administration.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit:

www.thesba.com

Contacts:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@thesba.com

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